EXHIBIT 10.8

PROMISSORY NOTE

(Commercial)

U.S. $100,000	July 22, 2019

FOR VALUE RECEIVED, LONE STAR GOLD, INC. (Borrower) promises to pay to Mainstar Trust Custodian FBO Chris P. Chumas IRA,or order, (Note Holder) the principal sum of $100,000 U.S. Dollars, with interest on the unpaid principal balance from the date of this Note until paid, at the rate of 8% per annum.

This Note, together with all accrued but unpaid interest, shall be due and payable on December 31, 2019

Principal and interest shall be payable at the office of the Note Holder, or such other place as the Note Holder may designate.

Payments received for application to this Note shall be applied first to the payment of costs and expense of collection and/or suit, if any, second to the payment of accrued interest specified above, and the balance applied in reduction of the principal amount hereof.

If this Note is not paid when due, the Note Holder shall be entitled to all reasonable costs and expense of collection and/or suit, including, but not limited to reasonable attorneys’ fees.

Borrower may prepay the principal amount outstanding under this Note, in whole or in part, at any time without penalty.

Borrower and all other makers, sureties, guarantors, and endorsers hereby waive presentment, notice of dishonor and protest, and they hereby agree to any extensions of time of payment and partial payments before, at, or after maturity.

LONE STAR GOLD, INC.

By:	/s/ William Alessi
William Alessi, Chief Executive Officer